                                  EXHIBIT 23.1



CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the stock options assumed in the acquisition of First National Bank of Gainesville by Regions Financial Corporation of our report dated February 2, 1996 (except for the last two paragraphs of Note Q as to which the date is March 1, 1996) and March 25, 1996, with respect to the consolidated financial statements and supplemental consolidated financial statements, respectively, of Regions Financial Corporation included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP


Birmingham, Alabama
June 3, 1996